Pursuant to resolutions adopted by the Board of Directors of
Champion Enterprises, Inc. (the "Company") on            , 1996,
the second sentence of Section 13 of the Company's 1993 Middle Management Stock Option Plan, entitled "Non-Assignability", shall be amended and restated to read as follows:

     "Further, no shares of Company Common Stock acquired under the initial grant portion of the Plan shall be sold or otherwise transferred until the expiration of two years after the date of purchase, and no shares acquired under the option portion of the Plan shall be sold or otherwise transferred until the expiration of six months after the date of exercise; provided, however, that the two-year initial purchase transfer restriction (or the remaining portion thereof) and the six-month transfer restriction (or the remaining portion thereof) following the exercise of the option granted hereunder, as applicable, shall be waived in the event that a participant's employment is terminated by the Company due to the Company's June 1996 corporate reorganization, and the participant's employment termination occurs during such restricted period."

     This Second Amendment to the Company's 1993 Middle
Management Stock Option Plan is hereby executed on         ,
1996.

                         CHAMPION ENTERPRISES, INC.



                         By:
                            Walter R. Young, Jr.
                            Chairman, President and
                             Chief Executive Officer